Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS FOURTH QUARTER 2020 RESULTS

Greenwich, CT, USA, March 12, 2021. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the fourth quarter of 2020.

Highlights for the Fourth Quarter and Recent Events

-- Reported net loss attributable to Diamond S of $57.8 million, or net loss of $1.45 basic and diluted earnings per share, and Adjusted EBITDA (see Non-GAAP Measures section below) of $8.0 million. The reported net loss includes a loss on vessel sales, related to the sale of the Aias and Amoureux, and a cancelled scrubber installation, which, in aggregate, was $29.6 million. Excluding the loss on vessel sales and the cost of the cancelled scrubber project, the net loss was $28.2 million, or $0.71 per share.

-- Agreed to sell two Suezmax vessels, the Aias and the Amoureux, which were delivered to buyers in January and February 2021 respectively. The sale of the vessels generated approximately $20 million in net proceeds before settlement of working capital.

-- Net debt at December 31, 2020 was $594.4 million, implying a net debt to asset value leverage ratio of approximately 44% based on broker valuations as of December 2020. At quarter end, total free liquidity available to the Company above bank minimum cash requirements was $108.1 million.

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “Although near-term market conditions will likely remain challenging, the positive long-term market dynamic remains unchanged. In fact, the permanent closures of certain refineries will result in increased tanker demand for product tankers once conditions normalize. Overall tanker demand is expected to gradually increase over the course of 2021 and eventually return to pre-pandemic levels next year as product demand recovers and inventory levels normalize. Diamond S will be well-positioned to create value for our shareholders as the recovery unfolds. Our recent sale of two Suezmax vessels highlights the disconnect between the tangible market value of our fleet and our current market capitalization. These sales also add to our strong liquidity position, reduce our interest expense and are consistent with our historical approach to managing our balance sheet conservatively.”

Fourth Quarter 2020 Results

Reported net loss attributable to Diamond S for the fourth quarter of 2020 was $57.8 million, or net loss of $1.45 basic and diluted earnings per share. Excluding the loss of vessel sales and cancelled scrubber project cost of $29.6 million, the net loss was $28.2 million or $0.71 per share compared to a net income of $26.1 million, or $0.65 per basic and diluted share, for the fourth quarter of 2019. The decrease in net income for the fourth quarter of 2020 compared to the fourth quarter of 2019 is primarily related to weaker tanker market conditions driven by the global pandemic.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. In December 2020, the Company agreed to sell two Suezmax vessels that were delivered in Q1 2021. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $58.4 million for the fourth quarter of 2020 compared to $123.1 million for the fourth quarter of 2019. Net revenues from the Crude Fleet were $15.3 million in the fourth quarter of 2020 compared to $55.6 million for the fourth quarter of 2019. The decrease in net revenues for the Crude Fleet were primarily due to the continued impact of the pandemic on global oil demand. Net revenues from the Product Fleet were $43.1 million in the fourth quarter of 2020 compared to $67.5 million for the fourth quarter of 2019. The decrease in net revenues in the Product Fleet were driven by the same factors as the Crude Fleet.

Vessel expenses were $43.2 million for the fourth quarter of 2020 compared to $44.7 million for the fourth quarter of 2019. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, decreased by $1.5 million primarily due to timing of crew reliefs and logistics for delivery of services and materials.

Depreciation and amortization expense was $29.2 million in the fourth quarter of 2020 compared to $28.7 million for the fourth quarter of 2019.

General and administrative expenses were $6.7 million in the fourth quarter of 2020 compared to $8.3 million for the fourth quarter of 2019. The decrease of $1.6 million is attributable to the strategic change in commercial managers in the Product Fleet, which transitioned from an in-house MR desk of salaried employees to external managers in the Norient Product Pool, a decline in travel expenses due to the pandemic and a decline in legal and accounting professional fees related to regulatory filings.

Interest expense was $6.6 million in the fourth quarter of 2020 compared to $11.0 million for the fourth quarter of 2019. Interest expense decreased in the fourth quarter of 2020 due to a lower average debt balance as a result of debt repayments and a decrease in the effective interest rate. Total gross debt outstanding as of December 31, 2020 was $714.9 million, or 20% lower compared to December 31, 2019.

Other income, which consists primarily of interest income, was less than $0.1 million in the fourth quarter of 2020, compared to $0.3 million for the fourth quarter of 2019.

Liquidity

As of December 31, 2020, the Company had $104.2 million in cash and restricted cash and $60.0 million available under its revolving credit facility. Available liquidity as of December 31, 2020 was $108.1 million, net of $56.1 million in restricted cash and minimum cash required by debt covenants. Following the sales of the Aias and Amoureux, revolving credit capacity has decreased by $7 million under the provisions of our debt documents.

Outlook

We expect the tanker market to remain under pressure for the remainder of the first half of 2021. Demand for crude oil and refined products, while recovering from trough levels in Q2 2020, is expected to average about 96 million barrels per day, or 4 million barrels per day lower than pre-pandemic levels in 2021, according to OPEC. In the short term, however, tanker supply appears to be higher than current demand levels as improvements in consumption are being offset by draws in inventory.

We believe in the longer-term fundamentals of the tanker industry. Tanker supply remains balanced based on pre-pandemic demand levels, and the number of vessels on order nearly matches the number of vessels that might be expected to be scrapped, based on the average useful life of a vessel. We expect conditions to normalize and then gradually improve over the next 12 to 18 months.

As of March 5, 2021, approximately 81% of Crude Fleet revenue days operating in the spot market in the first quarter have been fixed at an average rate of approximately $9,200 per day. In the Product Fleet, 83% of revenue days operating in the spot market have been fixed at an average rate of approximately $8,800 per day in the first quarter of 2021. The Product Fleet includes a weighted average blend of MR2 vessels, fixed on 85% of revenue days at an average rate of $9,100 per day, and MR1 vessels, fixed on 72% of first quarter revenue days at an average rate of $6,700 per day.

We continue to monitor the effects of the COVID-19 virus on our business.  The shipping industry is not only affected by the reduced economic activity caused by the global pandemic, but our direct operations face travel restrictions and health protocols that differ across every port that we are called to perform our services or to maintain the condition of our vessels.  Our crews stand at the forefront of these challenges with the added health procedures to get on board and extending their contracted time aboard the vessel to ensure safe relief from the next crew.  While the Company has faced increased costs in order to support the safe transition of our crews and the logistics for delivery of services and materials to vessels, we remain dedicated to ensure our crews are healthy and safe while operating our vessels and transitioning to and from our vessels.

Conference Call

The Company will hold a conference call on March 12, 2021 at 8:00 a.m. Eastern Time to discuss its results for the fourth quarter of 2020.

To access the call, participants should dial +1 866 211-4137 for domestic callers and +1 647 689-6723 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 7955988.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 a.m. ET on Friday March 12, 2021 through Friday, March 19, 2021 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 7955988.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 64 vessels on the water, including 13 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including, but not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. Some of the factors that could cause our actual results or conditions to differ materially include, but are not limited to, unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; the duration and impact of the COVID-19 (coronavirus) outbreak; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

as of December 31, 2020 and December 31, 2019

(In Thousands, except for share and per share data)

(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$98,059	$83,609
Due from charterers – Net of provision for doubtful accounts of $1,577 and $1,415, respectively	39,141	80,691
Inventories	17,457	32,071
Vessels held for sale	45,351	—
Prepaid expenses and other current assets	7,737	13,179
Restricted cash	6,140	—
Total current assets	213,885	209,550

Noncurrent assets:
Vessels – Net of accumulated depreciation of $650,259 and $553,483, respectively	1,702,749	1,865,738
Other property – Net of accumulated depreciation of $886 and $584, respectively	359	642
Deferred drydocking costs – Net of accumulated amortization of $27,343 and $17,975, respectively	32,391	37,256
Advances to Norient pool	8,001	—
Restricted cash	—	5,610
Time charter contracts acquired – Net of accumulated amortization of $4,686 and $2,296, respectively	2,214	5,004
Other noncurrent assets	2,244	4,582
Total noncurrent assets	1,747,958	1,918,832
Total	$1,961,843	$2,128,382

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$196,325	$134,389
Accounts payable and accrued expenses	25,817	44,062
Deferred charter hire revenue	3,051	1,934
Derivative liabilities	580	—
Total current liabilities	225,773	180,385

Long-term debt – Net of deferred financing costs of $12,531 and $15,866, respectively	506,065	744,055
Derivative liabilities	569	—
Total liabilities	732,407	924,440

Equity:
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,968,323 and 39,890,699 shares at December 31, 2020 and 2019, respectively	40	40
Treasury stock – at cost; 137,289 shares at December 31, 2020	(1,418)	—
Additional paid-in capital	1,241,822	1,237,658
Accumulated other comprehensive loss	(1,149)	—
Accumulated deficit	(45,250)	(68,567)
Total Diamond S Shipping Inc. equity	1,194,045	1,169,131
Noncontrolling interests	35,391	34,811
Total equity	1,229,436	1,203,942
Total	$1,961,843	$2,128,382

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Twelve Months Ended December 31, 2020 and 2019

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Spot revenue	$46,214	$162,762	$465,383	$511,573
Time charter revenue	16,101	23,545	79,397	68,211
Pool revenue	27,720	—	51,130	—
Total revenue	90,035	186,307	595,910	579,784

Operating expenses:
Voyage expenses	31,655	63,234	188,581	230,675
Vessel expenses	43,161	44,686	171,193	153,662
Depreciation and amortization expense	29,185	28,741	115,783	108,703
Loss on sale of vessels and cancelled projects	29,551	—	29,551	18,344
General and administrative expenses	6,711	7,683	30,005	26,794
Other corporate expenses	—	594	—	2,657
Total operating expenses	140,263	144,938	535,113	540,835
Operating income	(50,228)	41,369	60,797	38,949
Other (expense) income:
Interest expense	(6,636)	(10,959)	(34,742)	(46,772)
Loss on extinguishment of debt		(3,978)	—	(3,978)
Other income	2	326	341	1,719
Total other expense – Net	(6,634)	(14,611)	(34,401)	(49,031)
Net (loss) income	(56,862)	26,758	26,396	(10,082)
Less: Net income (loss) attributable to noncontrolling interest (1)	913	640	3,079	(776)
Net (loss) income attributable to Diamond S Shipping Inc.	$(57,775)	$26,118	$23,317	$(9,306)

Net (loss) earnings per share – basic	$(1.45)	$0.65	$0.58	$(0.25)
Net (loss) earnings per share – diluted	$(1.45)	$0.65	$0.58	$(0.25)

Weighted average common shares outstanding – basic	39,945,070	39,890,699	39,896,339	36,857,615
Weighted average common shares outstanding – diluted	39,945,070	40,143,591	40,123,051	36,857,615

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Twelve Months Ended December 31, 2020 and 2019

(In Thousands)

(Unaudited)

	For the Twelve Months Ended December 31,
	2020	2019
Cash flows from Operating Activities:
Net income (loss)	$26,396	$(10,082)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	115,783	108,703
Loss on sale of vessels and cancelled projects	29,551	18,344
Amortization of deferred financing costs	3,558	4,135
Amortization of time charter hire contracts acquired	2,790	2,389
Loss on extinguishment of debt	—	3,978
Amortization of the realized gain from recouponing swaps	—	(5,917)
Stock-based compensation expense	4,931	3,521
Changes in assets and liabilities	35,564	(44,407)
Payments for drydocking	(5,543)	(17,314)
Net cash provided by operating activities	213,030	63,350

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	—	(292,683)
Transaction costs	—	(19,084)
Proceeds from sale of vessels	—	31,800
Payments for vessel additions and other property	(13,333)	(14,563)
Net cash used in investing activities	(13,333)	(294,530)

Cash flows from Financing Activities:
Borrowings on long-term debt	—	815,000
Principal payments on long-term debt	(134,389)	(101,452)
Borrowings on revolving credit facilities	—	61,000
Payments to retire credit facilities	—	(500,603)
Repayments on revolving credit facilities	(45,000)	(26,323)
Shares repurchased	(1,418)	—
Proceeds from partners’ contributions in subsidiaries	—	980
NT Suez Holdco LLC distribution	(2,499)	—
Cash paid to net settle employee withholding taxes on equity awards	(767)	—
Payments for deferred financing costs	(644)	(16,361)
Net cash (used in) provided by financing activities	(184,717)	232,241
Net increase (decrease) in cash, cash equivalents and restricted cash	14,980	1,061
Cash, cash equivalents and restricted cash – Beginning of period	89,219	88,158
Cash, cash equivalents and restricted cash – End of period	$104,199	$89,219

Supplemental disclosures:
Cash paid for interest	$31,984	$45,426
Common stock issued to CPLP	$—	$236,848
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$183	$3,270

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Crude & Product Operating Data

(Unaudited)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2020		2019		2020		2019
	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)
Time Charter TCE per day(1)	$26,364	$13,850	$26,335	$14,153	$26,298	$14,279	$26,242	$14,347
Spot TCE per day(1),(2)	6,716	9,241	43,703	15,677	29,128	13,578	24,339	13,860
Total TCE per day(1),(2)	$10,374	$9,812	$40,443	$15,322	$28,580	$13,704	$24,517	$13,969
Vessel operating expenses per day(3)	$7,543	$6,993	$7,829	$7,092	$7,569	$6,815	$7,316	$6,632
Revenue days(4)	1,470	4,545	1,471	4,534	5,645	18,021	5,324	16,378
Operating days(4)	1,472	4,600	1,472	4,600	5,856	18,300	5,496	16,957

(A)    Product Fleet Operating Data

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2020		2019		2020		2019
	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet
Time Charter TCE per day(1)	$13,761	$14,325	$14,738	$12,491	$14,464	$13,291	$14,946	$12,317
Spot TCE per day(1),(2)	9,849	4,570	15,499	17,775	14,073	9,703	13,903	13,230
Total TCE per day(1),(2)	$10,313	$6,154	$15,350	$15,116	$14,140	$10,542	$14,103	$12,768
Vessel operating expenses per day(3)	$6,905	$7,636	$7,186	$7,538	$6,773	$7,125	$6,682	$7,282
Revenue days(4)	3,997	548	3,987	547	15,833	2,188	14,736	1,642
Operating days(4)	4,048	552	4,048	552	16,104	2,196	15,283	1,674

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period. Voyage revenues, as presented in the income statement, are reported under a load-to-discharge basis under U.S. GAAP. A reconciliation is provided in the Non-GAAP Measures section of the press release.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that are presented in this press release and that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2020		2019		2020		2019
(in thousands of U.S. dollars, except fleet data)	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$32,768	$57,267	$79,684	$106,623	$235,563	$360,347	$212,788	$366,996
Voyage expense	(17,437)	(14,218)	(24,055)	(39,179)	(73,337)	(115,244)	(88,438)	(142,237)
Amortization of time charter contracts acquired	581	14	581	176	2,324	466	1,762	627
Off-hire bunkers in voyage expenses	10	42	6	262	503	376	625	1,539
Commercial management pool fees	-	1,344	-	-	-	2,377	-	-
Load-to-discharge/Discharge-to-discharge	(676)	150	3,265	1,514	(3,730)	(1,359)	3,800	1,809
Revenue from sold vessels	-	(5)	-	77	-	(15)	-	50
TCE Revenue	$15,246	$44,594	$59,481	$69,473	$161,323	$246,948	$130,537	$228,784
Operating days	1,472	4,600	1,472	4,600	5,856	18,300	5,496	16,957
Off-hire/Dry Docking days	2	55	1	66	211	279	172	579
Revenue days	1,470	4,545	1,471	4,534	5,645	18,021	5,324	16,378
TCE per day	$10,374	$9,812	$40,443	$15,322	$28,580	$13,704	$24,517	$13,969

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income (loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands of U.S. dollars)	2020	2019	2020	2019
Net income (loss)	$(56,862)	$26,758	$26,396	$(10,082)
Total other expense, net	6,634	14,611	34,401	49,031
Operating income	(50,228)	41,369	60,797	38,949
Depreciation and amortization	29,185	28,741	115,783	108,703
Noncontrolling interest	(1,727)	(1,541)	(6,508)	(2,936)
EBITDA	$(22,770)	$68,569	$170,072	$144,716
Fair value of TC amortization	595	757	2,789	2,389
Nonrecurring corporate expenses	628	594	1,474	2,657
Loss on sale of vessels/cancelled project cost	29,551	-	29,551	18,344
Adjusted EBITDA	$8,004	$69,920	$203,886	$168,106